FOR: Proliance International, Inc.
CONTACT: Richard A. Wisot Chief Financial Officer (203) 859-3552

FOR IMMEDIATE RELEASE

Financial Dynamics Investor Relations: Christine Mohrmann, Eric Boyriven, Alexandra Tramont 212) 850-5600

PROLIANCE ANNOUNCES INITIATION OF RESTRUCTURING PROGRAM
- Actions to Achieve Net Annual Cost Savings on an Ongoing Basis -

NEW HAVEN, CONNECTICUT, July 25, 2005 – Proliance International, Inc. (AMEX: TPR; changing to PLI effective July 26, 2005) today announced that the Company was initiating actions under the restructuring program associated with the recently completed merger with Modine Manufacturing Company's aftermarket business. Under these initial actions, the Company will close its Emporia, Kansas manufacturing facility and move its radiator and oil cooler production to two existing facilities in Mexico. In addition, two heavy duty regional plants and branch distribution centers in Denver, Colorado and Seattle, Washington will also be closed and consolidated into existing facilities.

The Company will cease production at the Emporia, Kansas facility today and expects the closing and relocation actions to be completed by the end of 2005. The closure and relocation of the regional plant and branch distribution facilities will begin immediately and is expected to be completed during the third calendar quarter. In conjunction with these actions, the Company expects to incur between $3.5 million and $4.5 million in one-time restructuring costs related to the relocation of inventory and equipment, facility exit costs and personnel-related expenses. While the majority of these costs will be accrued on the opening acquisition balance sheet, they all are expected to result in the expenditure of cash. Once fully implemented, these actions are anticipated to generate annual operating cost savings substantially in excess of the one-time restructuring charges. These moves are part of the programs anticipated in the previously announced restructuring charges, expected to total $10-14 million over the next 12-18 months.

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PROLIANCE ANNOUNCES INITIATION OF RESTRUCTURING PROGRAM	Page 2

"In order to successfully integrate Transpro, Inc. and the Modine Manufacturing Company's aftermarket division to create Proliance International, we are undertaking appropriate actions to enhance our economic position as a combined Company," said Charles E. Johnson, President and CEO of Proliance. "The relocation of our radiator and oil cooler production to our Mexico facilities and the closure of these two heavy duty plants will reduce duplication, improve our product cost position and further streamline our manufacturing capabilities. In today's highly competitive market environment, we must address every opportunity we have available to posture our new company for future success. This was not an easy decision, as we are mindful of the dislocation associated with these decisions for our affected Associates in Emporia, Denver and Seattle. Our decision to close these facilities does not reflect negatively upon the substantial efforts these associates have made to achieve competitive levels of operating cost; however, the reality is that we must do business at the lowest possible cost in today's and tomorrow's marketplace in order to survive and prosper. We thank them for their hard work and years of service."

Proliance International, Inc. is a leading manufacturer and distributor of aftermarket heat transfer and temperature control products for automotive and heavy-duty applications.

Proliance International, Inc.'s Strategic Corporate Values Are:

•	Being An Exemplary Corporate Citizen

•	Employing Exceptional People

•	Dedication To World-Class Quality Standards

•	Market Leadership Through Superior Customer Service

•	Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates. Such statements are based upon the current beliefs and expectations of Proliance management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will" and similar expressions identify forward-looking statements.

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PROLIANCE ANNOUNCES INITIATION OF RESTRUCTURING PROGRAM	Page 3

In addition, the following factors relating to the merger with the Modine Manufacturing Company aftermarket business, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the risk that the businesses will not be integrated successfully; (2) the risk that the cost savings and any revenue synergies from the transaction may not be fully realized or may take longer to realize than expected; (3) disruption from the transaction making it more difficult to maintain relationships with clients, employees or suppliers; (4) the transaction may involve unexpected costs; (5) increased competition and its effect on pricing, spending, third-party relationships and revenues; (6) the risk of new and changing regulation in the U.S. and internationally; (7) the possibility that Proliance's historical businesses may suffer as a result of the transaction and (8) other uncertainties and risks beyond the control of Proliance. Additional factors that could cause Proliance's results to differ materially from those described in the forward-looking statements can be found in the Annual Report on Form 10-K of Proliance (formerly known as Transpro, Inc.), in the Quarterly Reports on Forms 10-Q of Proliance, and Proliance's other filings with the SEC. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

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